GRAINGER REPORTS RESULTS FOR THE 2019 FOURTH QUARTER AND FULL YEAR

Company grew full year sales, operating earnings, operating margin and EPS; U.S. segment accelerates MRO market outgrowth; company provides 2020 guidance

2019 Financial Highlights

•	Sales of $11.5 billion, up 2.5 percent, 3.0 percent on a constant currency basis

•	Reported operating earnings of $1.3 billion, up 9 percent; adjusted operating earnings of $1.4 billion, up 3 percent

•	Reported operating margin of 11.0 percent, up 70 basis points; adjusted operating margin of 12.1 percent, up 10 basis points

•	Reported EPS of $15.32, up 12 percent; adjusted EPS of $17.29, up 4 percent

•	Returned over $1.0 billion cash to shareholders

Fourth Quarter Financial Highlights

•	Sales of $2.8 billion, up 3.0 percent

•	Reported operating earnings of $181 million, down 37 percent; adjusted operating earnings of $307 million, down 1 percent

•	Reported operating margin of 6.4 percent, down 410 basis points; adjusted operating margin of 10.8 percent, down 40 basis points

•	Reported EPS of $1.88, down 49 percent; adjusted EPS of $3.88, down 2 percent

CHICAGO, Jan. 30, 2020 - Grainger (NYSE: GWW) today reported results for the fourth quarter and full year 2019. For the full year, sales of $11.5 billion increased 2.5 percent versus $11.2 billion in the prior year. Sales of $2.8 billion in the 2019 fourth quarter increased 3 percent versus the 2018 fourth quarter.

“In 2019, we grew sales, operating earnings and EPS despite challenging and uncertain economic conditions. Our sales growth in the U.S. outperformed the market throughout the year, and our share gain accelerated in the fourth quarter, as our growth initiatives began to take hold. At our U.S. endless assortment business, Zoro, we continued to invest in the business to ensure ongoing success. At the total company level, our strong expense control held SG&A stable and enabled our advertising, technology and Zoro investments, " said DG Macpherson, Chairman and Chief Executive Officer. “As we look to 2020, we will diligently manage expenses while continuing to invest in future growth. We are confident in our strategy and ability to execute moving forward."

2019 Financial Summary

($ in millions)	FY 2019		FY 2019		Q4 2019		Q4 2019
			Change v. Prior (Fav. vs. (Unfav.))				Change v. Prior (Fav. vs. (Unfav.))
	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]	Reported	Adjusted[1]
Net Sales	$11,486	$11,486	2%	2%	$2,847	$2,847	3%	3%
Gross Profit	$4,397	$4,397	1%	1%	$1,082	$1,081	1%	2%
Operating Earnings	$1,262	$1,388	9%	3%	$181	$307	(37)%	(1)%
Net Earnings	$849	$958	8%	1%	$103	$212	(51)%	(6)%
Diluted EPS	$15.32	$17.29	12%	4%	$1.88	$3.88	(49)%	(2)%

Gross Profit %	38.3%	38.3%	(50) bps	(50) bps	38.0%	38.0%	(60) bps	(50) bps
Operating Margin	11.0%	12.1%	70 bps	10 bps	6.4%	10.8%	(410) bps	(40) bps
Tax Rate	26.0%	24.8%	(210) bps	(310) bps	31.7%	23.7%	(1020) bps	(210) bps

(1)
Results exclude restructuring and income tax items as shown in the supplemental information to this release. Reconciliations of the adjusted measures reflected in this table to the most directly comparable GAAP measures are provided in the supplemental information to this release.

Revenue
For the full year 2019, total company sales increased 2.5 percent versus the full year 2018, including a 0.5 percent negative impact of foreign currency exchange. On a constant currency basis, sales increased 3 percent driven by volume growth of 2.5 percent and favorable price of 0.5 percent.

For the fourth quarter 2019, total company sales increased 3.0 percent versus the prior year period driven by volume growth of 3.5 percent and unfavorable price of 0.5 percent. There was no foreign currency exchange impact in the fourth quarter.

Gross Profit Margin
For the full year 2019, reported and adjusted gross profit margin was 38.3 percent, down 50 basis points, versus the full year 2018 gross profit margin of 38.7 percent.

Reported gross profit margin for the fourth quarter was 38.0 percent, down 60 basis points, versus the 2018 fourth quarter gross profit margin of 38.6 percent. Adjusted gross profit margin for the quarter was 38.0 percent, down 50 basis points, versus the 2018 fourth quarter gross profit margin of 38.5 percent. The lower gross profit margin was primarily driven by product and customer mix in the U.S. Segment and total company business unit mix driven by faster growth with the lower margin endless assortment businesses.

Earnings
For the full year 2019, reported operating earnings of $1.3 billion were up 9 percent versus $1.2 billion in 2018. On an adjusted basis, operating earnings for 2019 were $1.4 billion, up 3 percent versus $1.3 billion in 2018. Reported operating margin of 11.0 percent increased 70 basis points versus the prior year. Adjusted operating margin of 12.1 percent increased 10 basis points versus the prior year due primarily to operating expense leverage. Reported earnings per share of $15.32 were up 12 percent versus $13.73 in 2018. Adjusted earnings per share of $17.29 increased 4 percent versus $16.70 in 2018. The increase in adjusted earnings per share was due primarily to higher operating earnings, partially offset by a higher tax rate.

Reported operating earnings for the 2019 fourth quarter of $181 million were down 37 percent versus $290 million in the 2018 fourth quarter. During the quarter, the company recorded a $120 million write-down of substantially all of the remaining intangible assets of the Cromwell business which was the primary driver of the decline in reported operating earnings. On an adjusted basis, operating earnings for the quarter of $307 million were down 1 percent versus $310 million in the 2018 quarter. Reported operating margin of 6.4 percent declined 410 basis points versus the prior year. Adjusted operating margin of 10.8 percent declined 40 basis points versus the prior year due primarily to lower gross profit margin in the quarter. Reported earnings per share of $1.88 in the fourth quarter were down 49 percent versus $3.68 in the 2018 quarter. Adjusted earnings per share in the quarter of $3.88 decreased 2 percent versus $3.96 in the 2018 fourth quarter. The decline in adjusted earnings per share was due primarily to a higher tax rate in the quarter.

Tax Rate
For the full year 2019, the company’s reported tax rate was 26.0 percent versus 23.9 percent in 2018. The adjusted tax rate for the full year was 24.8 percent versus 21.7 percent in 2018.

For the fourth quarter 2019, the company’s reported tax rate was 31.7 percent versus 21.5 percent in the 2018 fourth quarter. The company's adjusted tax rate for the fourth quarter 2019 was 23.7 percent versus 21.6 percent in the fourth quarter 2018.

The 2019 tax rates for the quarter and full year contained no tax benefit from the clean energy investments which were concluded in 2018. For the full year, the 2019 tax rates also contained a lower benefit from stock-based compensation than the prior year. In addition, the company recorded a valuation allowance to reduce the future tax benefits from Cromwell, increasing the reported tax rate for the quarter.

Cash Flow
For the full year 2019, the company generated operating cash flow of $1,042 million. This represents a minor year over year decrease primarily related to employee variable compensation payments, partially offset by favorable net income and changes in working capital. The company used the cash generated during the year to invest in the business and return cash to shareholders through share repurchases and dividends. In 2019, capital expenditures were $221 million. Grainger returned $1,028 million to shareholders through $328 million in dividends and $700 million used to buy back 2.4 million shares in 2019.

Operating cash flow for the quarter was $272 million versus $314 million in the 2018 fourth quarter, a decrease of 13 percent compared to the same period last year. The majority of this decline was driven by lower net income and working capital timing.

2020 Company Guidance:
The company is providing the following 2020 guidance:

Total Company	2020 Guidance Range
Net Sales	3.5% to 6.5% growth
U.S. Market Growth (nominal)	-1.5% to 0.5%
U.S. Sales	1.0% to 4.0% growth
Gross Profit Margin	37.2% to 37.8%
Operating Margin	11.7% to 12.5%
Earnings per Share	$17.75 to $19.25
Operating Cash Flow	$1.1 to $1.2 billion
CapEx	~$250 million
Share Buyback	$600 to $700 million
Dividend	$310 to $320 million
Tax Rate	24.5% to 25.5%
Segment Operating Margin
United States	15.6% to 16.0%
Canada	-2.0% to 2.0%
Other Businesses	4.0% to 6.0%

Webcast
Grainger will conduct a live conference call and webcast at 11:00 a.m. Eastern Standard Time on Jan. 30, 2020, to discuss the fourth quarter. The webcast will be hosted by DG Macpherson and Tom Okray, Senior Vice President and Chief Financial Officer and can be accessed at www.grainger.com/investor. For those unable to participate in the live event, a webcast replay will be available for 90 days at www.invest.grainger.com.

About Grainger
W.W. Grainger, Inc., with 2019 sales of $11.5 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.invest.grainger.com to view information about the company, including a supplement regarding 2019 fourth quarter results. Additional company information can be found on the Grainger Investor Relations website which includes our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement
All statements in this communication, other than those relating to historical facts, are “forward-looking statements.” Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “estimate,” “believe,” “expect,” “could,” “forecast,” “may,” “intend,” “plan,” “predict,” “project” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements. Forward-looking statements include, but are not limited to, statements about future strategic plans and future financial and operating results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others: higher product costs or other expenses; a major loss of customers; loss or disruption of source of supply; increased competitive pricing pressures; failure to develop or implement new technology initiatives; the implementation, timing and results of our strategic pricing initiatives; the outcome of pending and future litigation or governmental or regulatory proceedings, including with respect to wage and hour, anti-bribery and corruption, environmental, advertising, privacy and cybersecurity matters; investigations, inquiries, audits and changes in laws and regulations; failure to comply with laws, regulations and standards; disruption of information technology or data security systems involving us or third parties on which we depend; general industry, economic, market or political conditions; general global economic conditions, including tariffs and trade issues and policies; currency exchange rate fluctuations; market volatility; commodity price volatility; labor shortages; facilities disruptions or shutdowns; higher fuel costs or disruptions in transportation services; pandemic diseases and natural and other catastrophes; unanticipated and/or extreme weather conditions; loss of key members of management; our ability to operate, integrate and leverage acquired businesses; changes in effective tax rates; our common stock, including volatility in our stock price; and other factors which can be found in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available on our Investor Relations website. Forward-looking statements are given only as of the date of this communication and we disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Irene Holman
Senior Director, External Affairs	Vice President, Investor Relations
O: 847-535-0879	O: 847-535-0809
M: 847-830-5328	M: 847-217-8679

Grainger Media Relations Hotline	Abby Sullivan
847-535-5678	Sr. Manager, Investor Relations
O: 847-535-0939
M: 847-271-6357

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In millions of dollars, except for per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net sales	$2,847	$2,763	$11,486	$11,221
Cost of goods sold	1,765	1,697	7,089	6,873
Gross profit	1,082	1,066	4,397	4,348
Selling, general and administrative expenses	901	776	3,135	3,190
Operating earnings	181	290	1,262	1,158
Other (income) expense:
Interest expense, net	19	16	79	82
Other, net	(8)	(5)	(26)	(5)
Total other expense, net	11	11	53	77
Earnings before income taxes	170	279	1,209	1,081
Income taxes	53	60	314	258
Net earnings	117	219	895	823
Less: Net earnings attributable to noncontrolling interest	14	10	46	41
Net earnings attributable to W.W. Grainger, Inc.	$103	$209	$849	$782

Earnings per share:
Basic	$1.89	$3.71	$15.39	$13.82
Diluted	$1.88	$3.68	$15.32	$13.73
Weighted average number of shares outstanding:
Basic	53.8	56.1	54.7	56.1
Diluted	54.1	56.4	54.9	56.5
Diluted Earnings Per Share
Net earnings as reported	$103	$209	$849	$782
Earnings allocated to participating securities	(1)	(1)	(7)	(6)
Net earnings available to common shareholders	$102	$208	$842	$776
Weighted average shares adjusted for dilutive securities	54.1	56.4	54.9	56.5
Diluted earnings per share	$1.88	$3.68	$15.32	$13.73

CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions of dollars)

	(Unaudited)
Assets	December 31, 2019	December 31, 2018
Cash and cash equivalents	$360	$538
Accounts receivable – net	1,425	1,385
Inventories - net	1,655	1,541
Prepaid expenses and other assets	104	83
Prepaid income taxes	11	10
Total current assets	3,555	3,557
Property, buildings and equipment – net	1,400	1,352
Deferred income taxes	11	12
Goodwill	429	424
Intangibles - net (2)	304	460
Other assets (1)	306	68
Total assets	$6,005	$5,873
Liabilities and Shareholders’ Equity
Short-term debt	$55	$49
Current maturities of long-term debt	246	81
Trade accounts payable	719	678
Accrued compensation and benefits	228	262
Accrued contributions to employees’ profit-sharing plans (3)	85	133
Accrued expenses (1)	318	269
Income taxes payable	27	29
Total current liabilities	1,678	1,501
Long-term debt	1,914	2,090
Deferred income taxes and tax uncertainties	106	103
Other non-current liabilities (1)	247	86
Shareholders' equity (4)	2,060	2,093
Total liabilities and shareholders’ equity	$6,005	$5,873

(1) Other assets increased $223 million, Accrued expenses increased $58 million and Other non-current liabilities increased $171 million due to the adoption of Accounting Standards Update (ASU) 2016-02, Leases.
(2) Intangibles - net decreased $120 million as the results of an intangible asset impairment at the Cromwell business in the U.K., located in other businesses.
(3) Accrued contributions to employees' profit-sharing plans decreased $48 million primarily due to a reduction in variable compensation.
(4) Common stock outstanding as of December 31, 2019 was 53,687,528 compared with 55,862,360 shares at December 31, 2018, primarily due to share repurchases.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions of dollars)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net earnings	$117	$219	$895	$823

Provision for losses on accounts receivable	5	—	12	7
Deferred income taxes and tax uncertainties	(15)	(3)	4	7
Depreciation and amortization	58	65	229	257
Net gains from sales of assets and divestitures	(1)	(2)	(6)	(6)
Impairment of goodwill, intangible and other assets	123	14	123	156
Stock-based compensation	8	11	40	47
Subtotal	178	85	402	468
Change in operating assets and liabilities:
Accounts receivable	77	93	(42)	(79)
Inventories	(124)	(76)	(106)	(129)
Prepaid expenses and other assets	(18)	11	(33)	(2)
Trade accounts payable	(18)	(55)	32	(51)
Accrued liabilities	53	54	(84)	18
Income taxes, net	13	(3)	(3)	36
Other non-current liabilities	(6)	(14)	(19)	(27)
Subtotal	(23)	10	(255)	(234)
Net cash provided by operating activities	272	314	1,042	1,057
Cash flows from investing activities:
Additions to property, buildings, equipment and intangibles	(58)	(70)	(221)	(239)
Proceeds from sales of assets	1	10	17	86
Equity method proceeds (investment)	—	(1)	2	(13)
Net cash used in investing activities	(57)	(61)	(202)	(166)
Cash flows from financing activities:
Net increase (decrease) in lines of credit	1	(1)	5	(5)
Net decrease in long-term debt	6	(7)	(42)	(96)
Proceeds from stock options exercised	30	2	49	181
Payments for employee taxes withheld from stock awards	(1)	(1)	(11)	(12)
Purchases of treasury stock	(100)	(142)	(700)	(425)
Cash dividends paid	(86)	(84)	(328)	(316)
Other, net	2	—	4	3
Net cash used in financing activities	(148)	(233)	(1,023)	(670)
Exchange rate effect on cash and cash equivalents	7	1	5	(10)
Net change in cash and cash equivalents	74	21	(178)	211
Cash and cash equivalents at beginning of period	286	517	538	327
Cash and cash equivalents at end of period	$360	$538	$360	$538

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as “adjusted” measures, including adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate, adjusted diluted earnings per share and sales in constant currency. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

This press release also includes certain non-GAAP forward-looking information. The company believes that a quantitative reconciliation of such forward-looking information to the most comparable financial measure calculated and presented in accordance with GAAP cannot be made available without unreasonable efforts. A reconciliation of these non-GAAP financial measures would require the company to predict the timing and likelihood of future restructurings, asset impairments, and other charges. Neither of these forward-looking measures, nor their probable significance, can be quantified with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP measures are not provided.

The reconciliations provided below reconcile GAAP financial measures to the non-GAAP financial measures: , adjusted gross profit, adjusted gross profit margin, adjusted operating earnings, adjusted operating margin, adjusted net earnings, adjusted tax rate and adjusted diluted earnings per share:

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	Gross Profit %	2018	Gross Profit %	2019	Gross Profit %	2018	Gross Profit %
Gross profit reported	$1,082	38.0%	$1,066	38.6%	$4,397	38.3%	$4,348	38.7%
Restructuring, net	(1)	—	(1)	(0.1)	—	—	—	—
Gross profit adjusted	$1,081	38.0%	$1,065	38.5%	$4,397	38.3%	$4,348	38.7%

In millions	Three Months Ended December 31,				Twelve Months Ended December 31,
	2019	Operating Margin %	2018	Operating Margin %	2019	Operating Margin %	2018	Operating Margin %
Operating earnings reported	$181	6.4%	$290	10.5%	$1,262	11.0%	$1,158	10.3%
Restructuring, net and impairment charges	126	4.4	20	0.7	126	1.1	186	1.7
Operating earnings adjusted	$307	10.8%	$310	11.2%	$1,388	12.1%	$1,344	12.0%

SUPPLEMENTAL INFORMATION - CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In millions of dollars, except for per share amounts)

In millions	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	%	2019	2018	%
Net earnings reported	$103	$209	(51)%	$849	$782	8%
Restructuring, net and impairment charges	109	16		109	170
Net earnings adjusted	$212	$225	(6)%	$958	$952	1%

Diluted earnings per share reported	$1.88	$3.68	(49)%	$15.32	$13.73	12%
Pretax restructuring, net and impairment charges	2.30	0.36		2.26	3.26
Tax effect (1)	(0.30)	(0.08)		(0.29)	(0.29)
Total, net of tax	2.00	0.28		1.97	2.97
Diluted earnings per share adjusted	$3.88	$3.96	(2)%	$17.29	$16.70	4%

(1) The tax impact of adjustments and impairments are calculated based on the income tax rate in each applicable jurisdiction, subject to deductibility limitations and the company's ability to realize the associated tax benefits.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2019	2018	Bps impact	2019	2018	Bps impact
Tax rate reported	31.7%	21.5%	1,020	26.0%	23.9%	210
Restructuring, net and impairment charges	(8.0)	0.1		(1.2)	(2.2)
Tax rate adjusted	23.7%	21.6%	210	24.8%	21.7%	310

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